Exhibit 10.10

EMPLOYMENT AGREEMENT

JOHN S. FITZGERALD

This Agreement is made effective as of the 12th day of March, 2021 (the “Effective Date”) by and between Magyar Bancorp, Inc., a Delaware corporation (the “Company”), with its principal administrative office at 400 Somerset Street, New Brunswick, New Jersey 08901, and John S. Fitzgerald (“Executive”).

WHEREAS, Executive is currently employed as the President and Chief Executive Officer of the Company and Magyar Bank, a New Jersey chartered stock savings bank (the “Bank”) and a wholly owned subsidiary of the Company (the “Bank”); and

WHEREAS, the Company and Executive believe it is in the best interests of the Company, the Bank and Executive to amend the employment agreement between the Company and Executive dated November 1, 2007, as amended July 26, 2012 (as amended, the “Prior Agreement”), which Prior Agreement shall be superseded and replaced by this Agreement, and Executive is willing to continue to serve in the employ of the Company and the Bank on a full-time basis on the terms and conditions hereinafter set forth.

NOW, THEREFORE, in consideration of the premises and the mutual covenants and conditions hereinafter set forth, the Company and Executive hereby agree as follows:

1.	POSITION AND RESPONSIBILITIES

During the period of his employment hereunder, Executive agrees to serve as President and Chief Executive Officer of the Company and the Bank. The Executive shall serve under the direction of the Board of Directors, and shall report directly to the Board of Directors. During said period, Executive also agrees to serve, if elected, as an officer and director of any subsidiary or affiliate of the Company.

2.	TERM AND DUTIES

(a) The period of Executive’s employment under this Agreement shall begin as of Effective Date and shall continue for thirty-six (36) full calendar months. Commencing on the first anniversary of the Effective Date, and continuing on each annual anniversary thereafter (each an “Anniversary Date”), this Agreement shall renew for an additional period such that the remaining term shall be thirty-six months, unless written notice of non-renewal (“Non-Renewal Notice”) is provided to Executive at least thirty (30) days prior to any such Anniversary Date, in which event this Agreement shall terminate at the end of its then term. Prior to each notice period for non-renewal, the disinterested members of the Board of Directors of the Company (“Board”) will conduct a comprehensive performance evaluation and review of Executive for purposes of determining whether to provide Non-Renewal Notice, and the results thereof shall be included in the minutes of the Board’s meeting. If the Board fails to provide the Non-Renewal Notice, the agreement shall renew for an additional year so that the term is again thirty-six (36) months. Nothing in this Agreement shall mandate or prohibit a continuation of the Executive’s employment following the issuance of a Non-Renewal Notice.

(b) During the period of his employment hereunder, except for periods of absence occasioned by illness, reasonable vacation periods, and reasonable leaves of absence, Executive shall faithfully perform his duties hereunder including activities and services related to the organization, operation and management of the Company.

3.	COMPENSATION AND REIMBURSEMENT

(a) The compensation specified under this Agreement shall constitute the salary and benefits paid for the position, responsibilities and duties described in Sections 1 and 2. In consideration of the services to be rendered by Executive hereunder, the Company and/or the Bank shall pay Executive, as compensation, a salary of not less than Four Hundred Eighty Thousand dollars ($480,000) per year (“Base Salary”). Such Base Salary shall be payable bi-weekly, or in accordance with the Bank’s normal payroll practices. During the period of this Agreement, Executive’s Base Salary shall be reviewed at least annually; the first such review will be made no later than December 31 of each year during the term of this Agreement. Such review shall be conducted by the Board of Directors of the Company and/or the Bank (the “Board”) (or a committee thereof), and the Board may increase, but not decrease, Executive’s Base Salary (any increase in Base Salary shall become the “Base Salary” for purposes of this Agreement). In addition to the Base Salary provided in this Section 3(a), the Company and/or its subsidiaries shall provide Executive at no cost to Executive with all such other benefits as are provided uniformly to permanent full-time employees of the Company and/or its subsidiaries.

(b) The Company and/or its subsidiaries will provide Executive with employee benefit plans, arrangements and perquisites substantially equivalent to those in which Executive was participating or otherwise deriving benefit from immediately prior to the beginning of the term of this Agreement, and the Company and/or its subsidiaries will not, without Executive’s prior written consent, make any changes in such plans, arrangements or perquisites which would adversely affect Executive’s rights or benefits thereunder, unless such change is applicable to all similarly situated employees. Nothing paid to Executive under any such plan or arrangement will be deemed to be in lieu of other compensation to which Executive is entitled under this Agreement.

(c) In addition to the Base Salary provided for by Section 3(a), the Company and/or its subsidiaries shall pay or reimburse Executive for all reasonable travel and other reasonable expenses incurred by Executive in performing his obligations under this Agreement and may provide such additional compensation in such form and such amounts as the Board may from time to time determine.

4.	OUTSIDE ACTIVITIES

Executive may serve as a member of the board of directors of business, community and charitable organizations subject to the approval of the Board, provided that in each case such service shall not materially interfere with the performance of his duties under this Agreement or present any conflict of interest.

5.	WORKING FACILITIES AND EXPENSES

Executive’s principal place of employment shall be the Company’s principal executive offices. The Company shall provide Executive, at his principal place of employment, with a private office and other support services and facilities suitable to his position with the Company and necessary or appropriate in connection with the performance of his duties under this Agreement. The Company shall provide Executive with a Company owned (or leased) automobile for his business and personal use. The Company and/or its subsidiaries shall reimburse Executive for his ordinary and necessary business expenses incurred in connection with the performance of his duties under this Agreement, including, without limitation, fees for memberships in such clubs (including the Fiddler’s Elbow Country Club) and organizations that Executive and the Board mutually agree are necessary and appropriate to further the business of the Company, and travel and reasonable entertainment expenses. Reimbursement of such expenses shall be made upon presentation of an itemized account of the expenses in such form as the Company and/or its subsidiaries may reasonably require, provided however, such reimbursements shall be made promptly by the Bank, and, in any event, not later than March 15 of the year immediately following the calendar year in which Executive incurred such expense.

6.	PAYMENTS TO EXECUTIVE UPON AN EVENT OF TERMINATION

(a) The provisions of this Section 6 shall apply upon the occurrence of an Event of Termination (as herein defined) during Executive’s term of employment under this Agreement. As used in this Agreement, an “Event of Termination” shall mean and include any one or more of the following:

(i)

the involuntary termination by the Company or the Bank of Executive’s full-time employment hereunder for any reason other than termination for Cause (as defined in Section 8 below), or termination for Disability or Retirement (as defined in Section 7 below); or

(ii)	Executive’s resignation from the Bank’s employ, upon any

(A)	failure to elect or reelect or to appoint or reappoint Executive as President and Chief Executive Officer of the Company or the Bank (without Executive’s consent),

(B)

material change in Executive’s functions, duties, or responsibilities, which change would cause Executive’s position to become one of lesser responsibility, importance, or scope from the position and attributes thereof described in Section 1, above,

(C)	a relocation of Executive’s principal place of employment by more than 35 miles from the corporate office located at 400 Somerset Street, New Brunswick, New Jersey (without Executive’s consent);

(D)

a material reduction in the benefits and perquisites to Executive from those being provided as of the Effective Date of this Agreement (other than a reduction that is part of a Bank-wide reduction in pay or benefits); or

(E)	material breach of this Agreement by the Company.

Upon the occurrence of any event described in clauses (ii) (A) through (E) above (each, a “Good Reason”), Executive shall have the right to elect to voluntarily terminate his employment under this Agreement, provided that, within 90 days of the initial existence of the condition serving as the basis for the voluntary termination for Good Reason, Executive gives the Company written notice of the condition, and provided further that the Company has at least 30 days to remedy the condition. Notwithstanding the preceding, in the event of a continuing breach of this Agreement by the Bank, Executive, after giving due notice within the prescribed time frame of an initial event specified above, shall not waive any of his rights under this Agreement and this Section solely by virtue of the fact that Executive has submitted his resignation, provided Executive has remained in the employment of the Bank and is engaged in good faith discussions to resolve any occurrence of an event described in clauses (A), (B), (C), (D) or (E) above.

(iii)

The involuntary termination of Executive’s employment by the Company or the Bank (including a resignation for Good Reason), at any time following a Change in Control during the term of this Agreement. For purposes of this Agreement, the term “Change in Control” shall mean:

(A)

Change in Ownership. A change in ownership occurs on the date that any one person, or more than one person acting as a group (as defined in Treasury regulation section 1.409A-3(i)(5)(v)(B)), acquires ownership of stock of the Bank or Company that, together with stock held by such person or group, constitutes more than 50% of the total fair market value or total voting power of the stock of such corporation;

(B)

Change in Effective Control. A change in the effective control of the Bank or Company occurs on the date that either (i) any one person, or more than one person acting as a group (as defined in Treasury regulation section 1.409A-3(i)(5)(v)(B)) acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition by such person or persons) ownership of stock of the Bank or Company possessing 30% or more of the total voting power of the stock of the Bank or Company, or (ii) a majority of the members of the Bank’s or Company’s board of directors is replaced during any 12-month period by directors whose appointment or election is not endorsed by a majority of the members of the Bank’s or Company’s board of directors prior to the date of the appointment or election, provided that this sub-section “(ii)” is inapplicable where a majority shareholder of the Bank or Company is another corporation; or

(C)

Third Party Acquisition of a Substantial Portion of Corporate Assets. A change in a substantial portion of the Bank’s or Company’s assets occurs on the date that any one person or more than one person acting as a group (as defined in Treasury regulation section 1.409A-3(i)(5)(vii)(C)) acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition by such person or persons) assets from the Bank or Company that have a total gross fair market value equal to or more than 40% of the total gross fair market value of (i) all of the assets of the Bank or Company, or (ii) the value of the assets being disposed of, either of which is determined without regard to any liabilities associated with such assets. For all purposes hereunder, the definition of Change in Control shall be construed to be consistent with the requirements of Treasury regulation section 1.409A-3(g)(5).

(b) Upon the occurrence of an Event of Termination, as defined in Section 6(a)(i) or (ii), on the Date of Termination, as defined in Section 9(b), the Company and/or its subsidiaries shall pay Executive, or, in the event of his death subsequent to an Event of Termination, his beneficiary or beneficiaries, or his estate, as the case may be, as severance pay or liquidated damages, or both, an amount equal to three (3) times Executives Base Salary. Payments hereunder shall be made in a lump sum within thirty (30) days of the Date of Termination, provided, however, if Executive is a “Specified Employee” under Section 409A of the Internal Revenue Code (“Code”), and to the extent necessary to avoid penalties under Code Section 409A, such payment shall be made on the first day of the seventh full month) following Executive’s “separation from service,” as such term is defined in Code Section 409A.

(c) Upon the occurrence of an Event of Termination, as defined in Section 6(a)(iii), on the Date of Termination, the Company and/or its subsidiaries shall pay Executive, or, in the event of his death subsequent to the Event of Termination, his beneficiary or beneficiaries, or his estate, as the case may be, as severance pay or liquidated damages, or both, a sum equal to three (3) times the sum of (i) Executive’s Base Salary, plus (ii) the greater of his last year’s annual bonus(es) (whether discretionary or incentive) paid or accrued or his average annual bonus(es) (whether discretionary or incentive) paid or accrued over the prior three year period. Payments hereunder shall be made in a lump sum within thirty (30) days of the Date of Termination, provided, however, if Executive is a “Specified Employee” under Section 409A of the Internal Revenue Code (“Code”), and to the extent necessary to avoid penalties under Code Section 409A, such payment shall be made on the first day of the seventh full month) following Executive’s “separation from service,” as such term is defined in Code Section 409A.

(d) Upon the occurrence of an Event of Termination, as defined in Section 6(a)(i), 6(a)(ii) or 6(a)(iii), the Company will cause to be continued, at Company’s sole expense, life insurance coverage and non-taxable medical and dental insurance coverage substantially identical to the coverage maintained by the Company and/or the Bank for Executive prior to his termination. Such coverage or payment shall continue for twenty-four (24) months from the Date of Termination and shall count as “COBRA” coverage. If the Bank cannot provide one or more of the benefits set forth in this paragraph because Executive is no longer an employee, applicable rules and regulations prohibit such benefits or the payment of such benefits in the manner contemplated, would subject the Bank or Executive to penalties, then the Bank shall pay the Executive, to the extent possible under Code Section 409A, a cash lump sum payment reasonably estimated to be equal to the value of such benefits, with value to be determined by the policy premium paid for such coverage by the Bank, or for self-insured benefits provided by the Bank, the fully equivalent rate(s) provided by the insurance provider(s), as applicable. Such cash lump sum payment shall be made within thirty (30) days after the Date of Termination, (or if later, the date on which it is determined that providing such benefits would subject the Bank or Executive to penalties, or in the event Executive is a Specified Employee (with the meaning of Treasury Regulation Section 1.409A-1(i)), and to the extent necessary to avoid penalties under Code Section 409A, no payment shall be made to Executive prior to the first day of the seventh month following Executive’s Date of Termination. Notwithstanding the foregoing, if making a lump sum payment for any portion of such amount would violate Code Section 409A as an “impermissible acceleration,” then such portion would be paid to the Executive at the same time and in the same manner as the premiums for such benefit(s) would otherwise have been paid.

(e) Any payments or benefits payable as a result of an Event of Termination under Sections 6(a)(i) or 6(a)(ii) shall be contingent on Executive’s execution and non-revocation of a release of claims (the “Release”), satisfactory to the Bank and the Company, of all claims that Executive or any of Executive’s affiliates or beneficiaries may have against the Bank, the Company or any affiliate, and their officers, directors, successors and assigns, releasing said persons from any and all claims, rights, demands, causes of action, suits, arbitrations or grievances relating to Executive’s employment relationship, including claims under the Age Discrimination in Employment Act (“ADEA”), but not including claims for benefits under tax-qualified plans or other benefit plans in which Executive is vested, claims for benefits required by applicable law or claims with respect to obligations set forth in this Agreement that survive the termination of this Agreement. In order to comply with the requirements of Section 409A of the Code and the ADEA, the Release must be provided to Executive no later than the date of his Separation from Service and Executive, the Company and the Bank must execute the Release within twenty-one (21) days (or such longer period as may be required by applicable law) after the date of termination without subsequent revocation by Executive within seven (7) days after execution of the Release. Notwithstanding the foregoing, if the thirty day period for execution and non-revocation of the Release commences in one calendar year and ends in a second calendar year, the payment to Executive shall be made in the second calendar year.

7.	TERMINATION UPON RETIREMENT, DISABILITY OR DEATH

(a) For purposes of this Agreement, termination by the Company or the Bank of Executive’s employment based on “Retirement” shall mean termination of Executive’s employment by the Company or the Bank upon attainment of age 65, or such later date as determined by the Board. Notwithstanding anything herein to the contrary, if Executive has attained age 65 at the time the Company and/or Bank enters into an agreement to effect a Change in Control or becomes age 65 after such an agreement is entered into by the Company and/or the Bank, this Section 7(a) shall be null and void and of no further effect. Upon termination of Executive’s employment upon Retirement, Executive shall be entitled to all benefits under any retirement plan of the Company or Bank and other plans to which Executive is a party, but he shall not be entitled to the Termination Benefits specified in Section 6(b) through (d) hereof.

(b) The Company may terminate this Agreement if Executive becomes “Disabled” (as defined in the next sentence). In such event, the Executive shall receive the greater of (i) his net after-tax Base Salary for the remaining term of the Agreement, or one year, whichever is the longer period of time; or (ii) disability insurance benefits provided by the Company, plus any applicable workman’s or social security disability benefits to which Executive is entitled, with the understanding that the amount of any such disability benefits shall offset the Company’s obligation to pay Executive his Base Salary. “Disabled” shall mean that Executive is (A) unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than 12 months or (B) determined to be totally disabled by the Social Security Administration. If Executive is Disabled, the Date of Termination shall be the date that the Company provides a Notice of Termination to Executive. Disability benefits as described in this paragraph shall be provided to Executive starting on such Date of Termination.

(c) The Company may terminate this Agreement in the event of Executive’s death. In such event of Executive’s death, the Executive’s designated beneficiary shall be entitled to the proceeds of any group term life insurance on the life of Executive maintained by the Bank.

8.	TERMINATION FOR CAUSE

In the event that employment hereunder is terminated by the Company for Cause, the Executive shall not be entitled to receive compensation or other benefits for any period after such termination, except as provided by law. The phrase “Cause” as used herein, shall exist when there has been a good faith determination by the Company, as communicated to Executive by the Board of Directors, that there shall have occurred one or more of the following events with respect to the Executive:

(i) the conviction of the Executive of a felony or of any lesser criminal offense involving moral turpitude;

(ii) the willful commission by the Executive of a criminal or other act that, in the judgment of the Board will likely cause substantial economic damage to the Company or the Bank or substantial injury to the business reputation of the Company or Bank;

(iii) the commission by the Executive of an act of fraud in the performance of his duties on behalf of the Company or Bank;

(iv) the continuing willful failure of the Executive to perform his duties to the Company or Bank (other than any such failure resulting from the Executive’s incapacity due to Disability) after written notice thereof (specifying the particulars thereof in reasonable detail) and a reasonable opportunity to be heard and cure such failure are given to the Executive; or

(v) an order of a federal or state regulatory agency or a court of competent jurisdiction requiring the termination of the Executive’s employment by the Company.

Notwithstanding the foregoing, Cause shall not be deemed to exist unless there shall have been delivered to the Executive a copy of a resolution duly adopted by the affirmative vote of not less than a majority of the entire membership of the Board at a meeting of the Board called and held for the purpose (after reasonable notice to the Executive and an opportunity for the Executive to be heard before the Board), finding that in the good faith opinion of the Board the Executive was guilty of conduct described above and specifying the particulars thereof. Prior to holding a meeting at which the Board is to make a final determination whether Cause exists, if the Board determines in good faith at a meeting of the Board, by not less than a majority of its entire membership, that there is probable cause for it to find that the Executive was guilty of conduct constituting Cause as described above, the Board may suspend the Executive from his duties hereunder for a reasonable period of time not to exceed fourteen (14) days pending a further meeting at which the Executive shall be given the opportunity to be heard before the Board.

For purposes of this subparagraph, no act or failure to act, on the Executive’s part shall be considered “willful” unless done, or omitted to be done, by him not in good faith without reasonable belief that his action or omission was in the best interest of the Company and the Bank. Upon a finding of Cause, the Board shall deliver to the Executive a Notice of Termination, as more fully described in Section 9 below.

9.	NOTICE

(a) Any purported termination by the Company or by Executive shall be communicated by Notice of Termination to the other party hereto. For purposes of this Agreement, a “Notice of Termination” shall mean a written notice which shall indicate the specific termination provision in this Agreement relied upon and shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of Executive’s employment under the provision so indicated.

(b) “Date of Termination” shall mean (A) if Executive’s employment is terminated for Disability, thirty (30) days after a Notice of Termination is given (provided that he shall not have returned to the performance of his duties on a full-time basis during such thirty (30) day period), and (B) if his employment is terminated for any other reason, the date specified in the Notice of Termination (which, except in the case of a termination for Cause, shall not be less than thirty (30) days from the date such Notice of Termination is given). In the event of termination for Cause, termination shall be immediate upon the receipt of a Notice of Termination.

(c) If, within thirty (30) days after any Notice of Termination is given, the party receiving such Notice of Termination notifies the other party in writing that a dispute exists concerning the termination (“Notice of Dispute”), the Date of Termination shall be the date on which the dispute is finally determined, either by mutual written agreement of the parties, by a binding arbitration award, or by a final judgment, order or decree of a court of competent jurisdiction (the time for appeal having expired and no appeal having been perfected) and provided further that the Date of Termination shall be extended by a Notice of Dispute only if the Notice of Dispute is given in good faith and the party giving the Notice of Dispute pursues the resolution of such dispute with reasonable diligence. Notwithstanding the pendency of any such dispute, except in the event of termination for Cause, the Company will continue to pay Executive his full compensation in effect when the Notice of Dispute was given (including, but not limited to, Base Salary) and continue Executive as a participant in all compensation, benefit and insurance plans in which he was participating when the Notice of Dispute was given, until the dispute is finally resolved in accordance with this Agreement, provided such dispute is resolved within the term of this Agreement. If such dispute is not resolved within the term of the Agreement, the Company shall not be obligated, upon final resolution of such dispute, to pay Executive compensation and other payments accruing beyond the term of the Agreement. Amounts paid under this Section following Notice of Termination shall be offset against or reduce any other amounts due under this Agreement.

(d) The dispute provisions of Section 9(c) shall not apply in the event of Executive’s voluntary termination for Good Reason. If Executive voluntarily terminates employment for Good Reason, then the Date of Termination shall be the date specified in the Notice of Termination.

10.	POST-TERMINATION OBLIGATIONS

Executive shall furnish such information and assistance to the Company and the Bank as may reasonably be required by the Company, in connection with any litigation in which it or any of its subsidiaries or affiliates is, or may become, a party; provided, however, that Executive shall not be required to provide information or assistance with respect to any litigation between the Executive and the Company or any of its subsidiaries or affiliates.

11.	NON-COMPETITION AND NONDISCLOSURE

(a) Executive hereby covenants and agrees that, for a period of one year following any termination of employment with the Company or Bank, he shall not, without the written consent of the Company, either directly or indirectly:

(i) solicit, offer employment to, or take any other action intended (or that a reasonable person acting in like circumstances would expect) to have the effect of causing any officer or employee of the Bank or the Company, or any of their respective subsidiaries or affiliates, to terminate his or her employment and accept employment or become affiliated with, or provide services for compensation in any capacity whatsoever to, any business whatsoever that competes with the business of the Bank or the Company, or any of their direct or indirect subsidiaries or affiliates, or which has headquarters or offices within twenty-five (25) miles of the locations in which the Bank or the Company has business operations or has filed an application for regulatory approval to establish an office;

(ii) solicit, provide any information, advice or recommendation or take any other action intended (or that a reasonable person acting in like circumstances would expect) to have the effect of causing any customer of the Company or the Bank to terminate an existing business or commercial relationship with the Company or the Bank, provided, however, that the restrictions in this Section 11(a)(ii) shall not apply if Executive’s employment is terminated following a Change in Control; or

(iii) become an officer, employee, consultant, director, independent contractor, agent, sole proprietor, joint venturer, greater than 5% equity owner or stockholder, partner or trustee of any savings bank, savings and loan association, savings and loan holding company, credit union, bank or bank holding company, insurance company or agency, any mortgage or loan broker or any other entity competing with the Bank or the Company or their affiliates in the same geographic locations where the Bank, Company or their affiliates or which has headquarters or offices within twenty-five (25) miles of the locations in which the Bank or the Company has business operations or has filed an application for regulatory approval to establish an office; provided, however, that the restrictions in this Section 11(a)(iii) shall not apply if Executive’s employment is terminated following a Change in Control.

(b) Executive recognizes and acknowledges that the knowledge of the business activities and plans for business activities of the Company and affiliates thereof, as it may exist from time to time, is a valuable, special and unique asset of the business of the Company. Executive will not, during or after the term of his employment, disclose any knowledge of the past, present, planned or considered business activities of the Company, the Bank or their affiliates to any person, firm, corporation, or other entity for any reason or purpose whatsoever (except for such disclosure as may be required to be provided to any federal banking agency with jurisdiction over the Company, the Bank or Executive). Notwithstanding the foregoing, Executive may disclose any knowledge of banking, financial and/or economic principles, concepts or ideas which are not solely and exclusively derived from the business plans and activities of the Company and the Bank, and Executive may disclose any information regarding the Bank or the Company which is otherwise publicly available. Notwithstanding anything in this Agreement to the contrary, the Executive understands that nothing contained in this Agreement limits the Executive’s ability to file a charge or complaint with the Securities and Exchange Commission or any other federal, state or local governmental agency or commission (“Government Agencies”) about a possible securities law violation without approval of the Bank (or any affiliate). The Executive further understands that this Agreement does not limit the Executive’s ability to communicate with any Government Agency or otherwise participate in any investigation or proceeding that may be conducted by any Government Agency, including providing documents or other information, without notice to the Bank (or any affiliate) related to the possible securities law violation. This Agreement does not limit the Executive’s right to receive any resulting monetary award for information provided to any Government Agency. In addition, pursuant to the Defend Trade Secrets Act of 2016, the Executive understands that an individual may not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that (i) is made (A) in confidence to a federal, state or local government official, either directly or indirectly, or to an attorney; and (B) solely for the purpose of reporting or investigating a suspected violation of law; or (ii) is made in a complaint or other document that is filed under seal in a lawsuit or other proceeding. Further, an individual who files a lawsuit for retaliation by an employer for reporting a suspected violation of law may disclose the employer’s trade secrets to the attorney and use the trade secret information in the court proceeding if the individual (y) files any document containing the trade secret under seal; and (z) does not disclose the trade secret, except pursuant to court order.

(c) All payments and benefits to Executive under this Agreement shall be subject to Executive’s compliance with this Section 11. The parties hereto, recognizing that irreparable injury will result to the Company, the Bank, their business and property in the event of Executive’s breach of this Section 11, agree that, in the event of any such breach by Executive, the Company and the Bank will be entitled, in addition to any other remedies and damages available, to an injunction to restrain the violation hereof by Executive and all persons acting for or with Executive. Executive represents and admits that Executive’s experience and capabilities are such that Executive can obtain employment in a business engaged in other lines and/or of a different nature than the Company and the Bank, and that the enforcement of a remedy by way of injunction will not prevent Executive from earning a livelihood. Nothing herein will be construed as prohibiting the Bank or the Company from pursuing any other remedies available to them for such breach or threatened breach, including the recovery of damages from Executive.

12.	SOURCE OF PAYMENTS; NO DUPLICATION OF PAYMENTS

Payments pursuant to this Agreement shall be paid by the Company and/or the Bank. To the extent that payments and benefits, as provided by this Agreement, are paid to or received by Executive from the Bank, such compensation payments and benefits paid by the Bank will satisfy the obligation for such payment and benefits under this Agreement.

13.	NO EFFECT ON EMPLOYEE BENEFITS PLANS OR PROGRAMS

The termination of Executive’s employment during the term of this Agreement or thereafter, whether by the Company or by Executive, shall have no effect on the vested rights of Executive under the Company’s or the Bank’s qualified or non-qualified retirement, pension, savings, thrift, profit-sharing or stock bonus plans, group life, health (including hospitalization, medical and major medical), dental, accident and long term disability insurance plans, or other employee benefit plans or programs, or compensation plans or programs in which Executive was a participant.

14.	REQUIRED REGULATORY PROVISIONS

(a) Notwithstanding anything herein contained to the contrary, any payments to Executive by the Company, whether pursuant to this Agreement or otherwise, are subject to and conditioned upon their compliance with Section 18(k) of the Federal Deposit Insurance Act, 12 U.S.C. Section 1828(k), and the regulations promulgated thereunder in 12 C.F.R. Part 359.

(b) The Company may terminate the Executive’s employment at any time and for any reason, but any termination by the Company, other than termination for Cause, shall not prejudice Executive’s right to compensation or other benefits under this Agreement.

15.	NO ATTACHMENT

(a) Except as required by law, no right to receive payments under this Agreement shall be subject to anticipation, commutation, alienation, sale, assignment, encumbrance, charge, pledge, or hypothecation, or to execution, attachment, levy, or similar process or assignment by operation of law, and any attempt, voluntary or involuntary, to affect any such action shall be null, void, and of no effect.

(b) This Agreement shall be binding upon, and inure to the benefit of, Executive and the Bank and their respective successors and assigns.

16.	ENTIRE AGREEMENT; MODIFICATION AND WAIVER

(a) This instrument contains the entire agreement of the parties relating to the subject matter hereof, and supersedes in its entirety any and all prior agreements, understandings or representations relating to the subject matter hereof (including the Prior Agreement). No modifications of this Agreement shall be valid unless made in writing and signed by the parties hereto.

(b) This Agreement may not be modified or amended except by an instrument in writing signed by the parties hereto.

(c) No term or condition of this Agreement shall be deemed to have been waived, nor shall there be any estoppel against the enforcement of any provision of this Agreement, except by written instrument of the party charged with such waiver or estoppel. No such written waiver shall be deemed a continuing waiver unless specifically stated therein, and each such waiver shall operate only as to the specific term or condition waived and shall not constitute a waiver of such term or condition for the future as to any act other than that specifically waived.

17.	SEVERABILITY

If, for any reason, any provision of this Agreement, or any part of any provision, is held invalid, such invalidity shall not affect any other provision of this Agreement or any part of such provision not held so invalid, and each such other provision and part thereof shall to the full extent consistent with law continue in full force and effect.

18.	HEADINGS FOR REFERENCE ONLY

The headings of sections and paragraphs herein are included solely for convenience of reference and shall not control the meaning or interpretation of any of the provisions of this Agreement.

19.	GOVERNING LAW

This Agreement shall be governed by the laws of the State of [Delaware] but only to the extent not superseded by federal law.

20.	ARBITRATION

Any dispute or controversy arising under or in connection with this Agreement shall be settled exclusively by arbitration, conducted before a panel of three arbitrators, one of whom shall be selected by the Company, one of whom shall be selected by Executive and the third of whom shall be selected by the other two arbitrators. The panel shall sit in a location within fifty (50) miles from the location of the Company, in accordance with the rules of the Judicial Mediation and Arbitration Systems (JAMS) then in effect. Judgment may be entered on the arbitrators award in any court having jurisdiction; provided, however, that Executive shall be entitled to seek specific performance of his right to be paid until the Date of Termination during the pendency of any dispute or controversy arising under or in connection with this Agreement.

21.	PAYMENT OF LEGAL FEES

All reasonable legal fees paid or incurred by Executive pursuant to any dispute or question of interpretation relating to this Agreement shall be paid or reimbursed by the Company, provided that the dispute or interpretation has been settled by Executive and the Company or resolved in Executive’s favor.

22.	INDEMNIFICATION

During the term of this Agreement, the Company shall provide Executive (including his heirs, executors and administrators) with coverage under a standard directors and officers liability insurance policy at its expense, and shall indemnify Executive (and his heirs, executors and administrators) to the fullest extent permitted under Delaware law against all expenses and liabilities reasonably incurred by him in connection with or arising out of any action, suit or proceeding in which he may be involved by reason of his having been a director or officer of the Company (whether or not he continues to be a director or officer at the time of incurring such expenses or liabilities), such expenses and liabilities to include, but not be limited to, judgments, court costs and attorneys fees and the cost of reasonable settlements (such settlements must be approved by the Board of Directors of the Company). If such action, suit or proceeding is brought against Executive in his capacity as an officer or director of the Company, however, such indemnification shall not extend to matters as to which Executive is finally adjudged to be liable for willful misconduct in the performance of his duties.

23.	SUCCESSOR TO THE COMPANY

The Company shall require any successor or assignee, whether direct or indirect, by purchase, merger, consolidation or otherwise, to all or substantially all the business or assets of the Bank or the Company, expressly and unconditionally to assume and agree to perform the Company’s obligations under this Agreement, in the same manner and to the same extent that the Company would be required to perform if no such succession or assignment had taken place.

IN WITNESS WHEREOF, the Company has caused this Agreement to be executed by its duly authorized officer and Executive has signed this Agreement, as of the day and date first above written.

ATTEST:	MAGYAR BANCORP, INC.

/s/ Karen A. LeBlon	By:	/s/ Thomas Lankey
Corporate Secretary		Member of the Board of Directors

WITNESS:	EXECUTIVE

/s/ John Reissner	By:	/s/ John S. Fitzgerald
John Reissner		John S. Fitzgerald